Exhibit 99.2

Signature Group Holdings, Inc. Joins the OTC QX

SHERMAN OAKS, Calif., April 2, 2012 – Signature Group Holdings, Inc. (the "Company" or "Signature") (OTCQX: SGGH), today announced that the shares of its stock have moved to the top tier of the OTC Market, the OTCQX.  As stated on the OTC Markets website, this tier of the OTC is reserved for companies that meet the highest financial standards and undergo a qualitative review. Investor-focused companies use the quality-controlled OTCQX platform to offer investors transparent trading, superior information, and easy access through their regulated U.S. broker-dealers.

Craig Noell, Chief Executive Officer commented, “This move is the culmination of our efforts to bring the Company current with its periodic SEC reporting requirements.  “Last week, Signature completed a 21 month process of remediating the Company’s SEC reporting delinquencies with a timely filing of our annual report on form 10k with the SEC.  This is the first time the Company has made a timely filing of this report since the filing of the 2005 10k.  I am pleased with our efforts in these areas and our move to the OTCQX.”

B. Riley & Co., LLC will serve as Signature Group’s Designated Advisor for Disclosure (“DAD”) on OTCQX.

About Signature Group Holdings, Inc.

Signature is a diversified business and financial services enterprise with principal activities in industrial distribution and special situations debt.  Signature has significant capital resources and is actively seeking acquisitions as well as growth opportunities for its existing businesses.  The Company was formerly a $9 billion in assets industrial bank and financial services business that reorganized during a two year bankruptcy period.  The reorganization provided for Signature to maintain Federal net operating loss tax carryforwards in excess of $850 million.  For more information about Signature, visit its corporate website at www.signaturegroupholdings.com.

Cautionary Statements

This news release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs of the Company. The Company does not undertake to update or revise forward-looking statements in this news release to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws. No stock exchange or regulatory authority has approved or disapproved of the information contained herein.

Source

Signature Group Holdings, Inc.

Contact

Signature Group Holdings, Inc. Investor Relations

(805) 435-1255

invrel@signaturegroupholdings.com